Exhibit 1.2

SELLING AGENT AGREEMENT

THIS SELLING AGENT AGREEMENT (the “Agreement”) is entered into as of this 3rd day of March, 2003 by and between Microvision, Inc., a Washington corporation (the “Company”), and William Blair & Company, L.L.C. (the “Selling Agent”).

RECITALS

WHEREAS, the Selling Agent is a broker-dealer registered with the Securities and Exchange Commission and a member of the National Association of Securities Dealers, Inc.

WHEREAS, the Company, pursuant to an engagement letter dated January 30, 2003 (the “Engagement Letter”), has retained the Selling Agent as its exclusive selling agent to provide assistance with the solicitation of purchasers of common stock of the Company (“Common Stock”) and, if required by such purchasers and acceptable to the Company, warrants to acquire Common Stock (“Warrants”), and the Company and the Selling Agent wish to set forth the terms and conditions upon which such services will be provided in connection with a public offering of Common Stock and, if any, Warrants pursuant to a shelf registration of the Company.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties, each intending to be legally bound, hereby agree as follows:

1.                                       Appointment of Selling Agent.

The Company hereby appoints the Selling Agent, and, on the basis of the Company’s representations, warranties and covenants contained herein and subject to the terms and conditions set forth herein, the Selling Agent hereby accepts such appointment, as the exclusive agent of the Company for the purpose of using its reasonable best efforts to solicit offers to purchase shares of Common Stock (the “Shares”) and Warrants, if any, having an aggregate public offering price of up to $12,600,000 (Twelve Million Six Hundred Thousand Dollars) in a public offering (the “Offering”) pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-102244), which was declared effective by the Securities and Exchange Commission (the “Commission”) on February 12, 2003, and the Prospectus (as hereinafter defined).  References herein to the term “Registration Statement” as of any date shall mean such effective registration statement, as amended or supplemented to such date, including all information and documents incorporated by reference therein as of such date.  The term “Prospectus” as used herein shall mean the prospectus forming a part of the Registration Statement and the prospectus supplement relating to the Shares and, if applicable, Warrants and Warrant Shares, in the form first filed pursuant to Rule 424(b) under the Securities Act, as amended (the “Securities Act”), as further amended or supplemented at the relevant time, and shall include all information and documents incorporated by reference in such prospectus.  The Selling Agent agrees that it will not contact any potential investor regarding a possible investment in the Shares without the prior written consent of the Company.  The Selling Agent shall communicate to the Company each reasonable offer or indication of interest received by it to purchase Shares and Warrants.  The Company shall have the sole right to accept offers to purchase the Shares and Warrants and may reject any such offer in whole or in part.  In soliciting offers to purchase the Shares and Warrants hereunder, the Selling Agent is acting solely as agent for the Company, and not as principal.  The Selling Agent shall have no liability to the Company in the event any purchase of Shares and Warrants by a purchaser whose offer to purchase Shares and Warrants has been solicited by the Selling Agent and accepted by the Company is not consummated for any reason.  Under no circumstances will the Selling Agent be obligated to purchase any Shares and/or Warrants for its own account.

2.                                       Representations and Warranties.  The Company hereby represents, warrants and agrees as follows:

(a)                                  The Company has been duly incorporated and has a valid existence and the authorization to transact business as a corporation under the laws of the State of Washington, with corporate power and authority to own its properties and conduct its business as described in the Prospectus, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except for such jurisdictions wherein the failure to be so qualified and in good standing would not individually or in the aggregate have a material adverse effect on the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole (a “Material Adverse Effect”); and each subsidiary of the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation, with corporate power and authority to own its properties and conduct its business as described in the Prospectus, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except for such jurisdictions wherein the failure to be so qualified and in good standing would not individually or in the aggregate have a Material Adverse Effect.  Lumera Corporation, a Washington corporation (“Lumera”), is the Company’s only subsidiary.

(b)                                 This Agreement has been duly authorized, executed and delivered by the Company, and the Securities Purchase Agreements (as defined below) and Warrants have been duly authorized, and will be duly executed and delivered, by the Company; and this Agreement, the Securities Purchase Agreements and the Warrants, when duly executed and delivered by the parties hereto or thereto, will constitute valid and legally binding instruments of the Company enforceable in accordance with their terms, except as enforcement hereof or thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization or similar laws or court decisions affecting enforcement of creditors’ rights generally and except as enforcement hereof or thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(c)                                  The Shares have been duly authorized by the Company, and when issued and delivered by the Company against payment therefor as contemplated by the

Securities Purchase Agreements, the Shares will be validly issued, fully paid and nonassessable, and will conform to the description of the Common Stock contained in the Prospectus.  The shares of Common Stock issuable upon exercise of any Warrants issued and delivered as contemplated hereby (the “Warrant Shares”) have been duly authorized by the Company and enough Warrant Shares have been reserved by the Company for issuance upon exercise of the Warrants.  Upon exercise in accordance with the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable and will conform to the description of the Common Stock contained in the Prospectus.  The Warrants when issued and delivered by the Company as contemplated hereby will conform to the description of Company warrants contained in the Prospectus.

(d)                                 The execution and delivery of this Agreement do not, and the execution and delivery of the Securities Purchase Agreements and Warrants and the issuance and sale by the Company of the Shares, Warrants and Warrant Shares and the compliance by the Company with the terms hereof and thereof will not, (i) violate the Articles of Incorporation (as amended to date) of the Company or the By-Laws (as amended to date) of the Company, (ii) result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of their properties or assets are subject, or (iii) result in a violation of, or failure to be in compliance with, any applicable statute or any order, judgment, decree, rule or regulation of any court or governmental, regulatory or self-regulatory agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties or assets, except where such breach, violation, default or the failure to be in compliance would not individually or in the aggregate have a Material Adverse Effect or adversely affect the ability of the Company to issue and sell the Shares, Warrants and Warrant Shares; and no consent, approval, authorization, order, registration, filing or qualification of or with any such court or governmental, regulatory or self-regulatory agency or body is required for the valid authorization, execution, delivery and performance by the Company of this Agreement, the Securities Purchase Agreements or the Warrants or the issuance of the Shares, Warrants or Warrant Shares, except for such consents, approvals, authorizations, registrations, filings or qualifications as may be required under the Securities Act or state securities or “blue sky” laws or have been or will be obtained or made in connection with the listing of the Shares and Warrant Shares on the Nasdaq National Market.

(e)                                  The Company meets the requirements for the use of Form S-3 under the Securities Act for the primary issuance of securities.  The Registration Statement has been declared effective by the Commission and at the time it became effective, and as of the date hereof, the Registration Statement complied and complies with Rule 415 under the Securities Act.  No stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose has been initiated or, to the Company’s knowledge, threatened by the Commission.  On the effective date of the Registration Statement, the Registration Statement complied, on the date of the Prospectus, the Prospectus will comply, and at the Closing Date (as defined below), the Registration Statement and the Prospectus will comply, in all material respects with the applicable provisions of the Securities Act and the applicable rules and regulations of the Commission thereunder; on the effective date of the Registration Statement, the Registration Statement did not, on the date of the Prospectus, the Prospectus did not, and at the Closing Date, the Registration Statement and the Prospectus will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made (with respect to the Prospectus), not misleading; and when filed with the Commission, the documents incorporated by reference in the Registration Statement and the Prospectus, taken as a whole, complied or will comply in all material respects with the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable rules and regulations of the Commission thereunder.  There is no material document of a character required to be described in the Registration Statement or the Prospectus or to be filed as an exhibit to the Registration Statement that is not described or filed as required.

(f)                                    The consolidated financial statements and financial schedules of the Company included or incorporated by reference in the Registration Statement and the Prospectus have been prepared in conformity with generally accepted accounting principles (except, with respect to the unaudited consolidated financial statements, for the footnotes and subject to customary audit adjustments) applied on a consistent basis, are consistent in all material respects with the books and records of the Company, and accurately present in all material respects the consolidated financial position, results of operations and cash flow of the Company and its subsidiaries as of and for the periods covered thereby.

(g)                                 Neither the Company nor any of its subsidiaries has sustained since the respective dates of the latest audited financial statements included in the Registration Statement and Prospectus any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as disclosed in or contemplated by the Registration Statement and Prospectus; and, since the respective dates as of which information is given in the Registration Statement and Prospectus, there has not been any material change in the capital stock or long-term debt of the Company or any of its subsidiaries, the Company and its subsidiaries have not incurred any material liabilities or obligations, direct or contingent, nor entered into any material transactions not in the ordinary course of business and there has not been any material adverse change in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries considered as a whole, otherwise than as disclosed in or contemplated by the Registration Statement and Prospectus.

(h)                                 Other than as disclosed in the Prospectus, there are no legal, governmental or regulatory proceedings pending to which the Company or any of its subsidiaries is a party or of which any material property of the Company or any of its subsidiaries is the subject which, taking into account the likelihood of the outcome, the damages or other relief sought and other relevant factors, would individually or in the aggregate reasonably be expected to have a Material Adverse Effect or adversely affect the ability of the Company to issue and sell the Shares, Warrants and Warrant Shares; to the best of the Company’s knowledge, no such proceedings are threatened or contemplated by governmental or regulatory authorities or threatened by others.

(i)                                     The Company and each of its subsidiaries have good and marketable title to all the real property and owns all other properties and assets, reflected as owned in the financial statements included in the Registration Statement and the Prospectus, subject to no lien, mortgage, pledge, charge or encumbrance of any kind except those, if any, reflected in such financial statements or which are not material to the Company and its subsidiaries taken as a whole.  The Company and each of its subsidiaries hold their respective leased real and personal properties under valid and binding leases, except where the failure to do so would not reasonably be expected to individually or in the aggregate have a Material Adverse Effect.

(j)                                     The Company has filed all necessary federal and state income and franchise tax returns and has paid all taxes shown as due thereon, and there is no tax deficiency that has been, or to the knowledge of the Company might be, asserted against the Company or any of its properties or assets that would in the aggregate or individually reasonably be expected to have a Material Adverse Affect.

(k)                                  There are no holders of securities of the Company having preemptive rights to purchase Common Stock.  There are no holders or beneficial owners of securities of the Company having rights to registration thereof whose securities have not been previously registered or who have not waived such rights with respect to the registration of the Company’s securities on the Registration Statement, except where the failure to obtain such waiver would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

(l)                                     The Company has not taken and will not take any action that constitutes or is designed to cause or result, or which might reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

(m)                               Other than as disclosed in the Prospectus (but not including the disclosure under the captions “Risk Factors – We could face lawsuits related to our use of the scanned beam technology or other technologies.  Defending these suits would be costly and time consuming.  An adverse outcome in any such matters could limit our ability to commercialize our technology and products, our revenues, and increase our operating costs” and “Risk Factors – If we and our licensors are unable to obtain effective intellectual property protection for our products and technology, we may be unable to compete with other companies”), the Company together with its subsidiaries owns and possesses all right, title and interest in and to, or, to the Company’s knowledge, has duly licensed from third parties, all patents, patent rights, trade secrets, inventions, know-how, trademarks, trade names, copyrights, service marks and other proprietary rights (“Intellectual Property”) material to the business of the Company and each of its subsidiaries taken as a whole as currently conducted and as described in the Prospectus.  To the Company’s knowledge and except as would not individually or in the aggregate have a Material Adverse Effect, there is no infringement or other violation by third parties of any of the Intellectual Property of the Company.  Neither the Company nor any of its subsidiaries has received any notice of infringement or misappropriation from any third party that has not been resolved or disposed of and, to the Company’s knowledge, neither the Company nor any of its subsidiaries has infringed or misappropriated the Intellectual Property of any third party, which infringement or misappropriation would individually or in the aggregate have a Material Adverse Effect.  Further, there is no pending or, to the Company’s knowledge and except as would not individually or in the aggregate have a Material Adverse Effect, threatened action, suit, proceeding or claim by governmental authorities or others that the Company is infringing a patent, and there is no pending or, to the Company’s knowledge and except as would not individually or in the aggregate have a Material Adverse Effect, threatened legal or administrative proceeding relating to patents and patent applications of the Company, other than proceedings initiated by the Company before the United States Patent and Trademark Office and the patent offices of certain foreign jurisdictions which are in the ordinary course of patent prosecution.  To the Company’s knowledge, the patent applications of the Company presently on file disclose patentable subject matter, and the Company is not aware of any inventorship challenges, any interference which has been declared or provoked, or any other material fact that (i) would preclude the issuance of patents with respect to such applications, or (ii) would lead such counsel to conclude that such patents, when issued, would not be valid and enforceable in accordance with applicable regulations.

(n)                                 Except as disclosed in the Prospectus, neither the Company nor any of its subsidiaries is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances  (collectively, “Environmental Laws”), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any

Environmental Laws, or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim would individually or in the aggregate have Material Adverse Effect; and the Company is not aware of any pending investigation which might lead to such a claim.

(o)                                 The conduct of the business of the Company and each of its subsidiaries is in compliance in all respects with applicable laws, rules and regulations of governmental and regulatory bodies, except where the failure to be in compliance would not individually or in the aggregate have a Material Adverse Effect.

(p)                                 The Company is not, and does not intend to conduct its business in a manner in which it would become, an “investment company” as defined in Section 3(a) of the Investment Company Act of 1940, as amended.

(q)                                 All offers and sales of the Company’s capital stock prior to the date hereof were at all relevant times registered pursuant to the Securities Act or exempt from the registration requirements of the Securities Act and were duly registered with or the subject of an available exemption from the registration requirements of the applicable state securities or blue sky laws, except where the failure to do so would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

(r)                                    The Company and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) material transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; and (iii) the recorded accounting for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company and its subsidiaries also maintain a system of disclosure controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms.

(s)                                  The Company has filed with the Nasdaq National Market a Notification of Listing of Additional Shares with respect to the Shares and Warrant Shares within the time period required by the rules of the Nasdaq National Market.

3.                                       Covenants of the Company.  The Company covenants and agrees that:

(a)                                  On or before the Closing Date, and to the extent known by the Company, after due inquiry, the Company will advise the Selling Agent promptly of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of the institution of any proceedings for that purpose, or of any notification of the suspension of qualification of the Shares, Warrants or Warrant Shares for sale in any jurisdiction or the initiation or threatening of any proceedings for that purpose, and will also advise the Selling Agent promptly of any request of the Commission for amendment or supplement of the Registration Statement or the Prospectus or for additional information.

(b)                                 On or before the Closing Date, the Company will give the Selling Agent notice of its intention to file or prepare any post-effective amendment to the Registration Statement or any amendment or supplement to the Prospectus and will furnish the Selling Agent with copies of any such amendment or supplement a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file any such amendment or supplement to which the Selling Agent or its counsel shall reasonably object.

(c)                                  The Company will (i) file with the Commission the Prospectus in accordance with Rule 424(b) of the Securities Act and (ii) provide the Selling Agent and its counsel, without charge, with copies of the Prospectus, in such numbers as the Selling Agent and its counsel may reasonably request and enough time in advance such that the Prospectus can be delivered to purchasers of the Shares and Warrants by such time as is required by the federal securities laws.  The Company will also deliver to the Selling Agent such number of copies of the Securities Purchase Agreement as the Selling Agent may reasonably request.

(d)                                 The Company shall use its reasonable best efforts to keep the Registration Statement with respect to the Warrant Shares in effect until the expiration date of the Warrants or such shorter period that will terminate when all the Warrants have been exercised and during such period shall use its reasonable best efforts to obtain the prompt withdrawal of any stop order suspending the effectiveness of the Registration Statement.  If at any time after the Closing Date when a prospectus relating to the Shares, Warrants and Warrant Shares is required to be delivered under the Securities Act any event occurs as a result of which the Prospectus, including any amendments or supplements, would include an untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Prospectus, including any amendments or supplements thereto, to comply with the Securities Act, the Company promptly will advise the Selling Agent thereof and, subject to Section 3(b), will promptly prepare and file with the Commission an amendment or supplement that will correct such statement or omission or an amendment that will effect such compliance;

(e)                                  The Company will cooperate with the Selling Agent in qualifying or registering the Shares, Warrants and Warrant Shares for sale under the blue sky laws of such jurisdictions as the Selling Agent reasonably designates, and will continue such qualifications in effect so long as reasonably required for the distribution of the Shares, Warrants and Warrant Shares; provided, however, that the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any such jurisdiction where it is not currently qualified or where it would become subject to taxation as a foreign corporation.

(f)                                    The Company will use the net proceeds received by it from the sale of the Shares and any Warrants and the issuance of any Warrant Shares in the manner specified under the caption “Use of Proceeds” in the prospectus supplement relating to the Shares, Warrants and Warrant Shares that forms a part of the Prospectus.

4.                                       Closing.  The terms and conditions, including the purchase price and number of Shares and Warrants and exercise price of the Warrants, upon which the Shares and Warrants will be sold will be set forth in securities purchase agreements between the Company and the purchasers of the Shares and Warrants, substantially in the form of Appendix A attached hereto (the “Securities Purchase Agreements”).  The closing of the purchase and sale of the Shares and Warrants shall be on such date set forth in the Securities Purchase Agreement (the “Closing Date”) and, along with the obligations of the Selling Agent to solicit offers to purchase the Shares and Warrants pursuant to Section 1, shall be subject to the accuracy of the representations and warranties of the Company contained herein as of the date hereof and as of the Closing Date, the performance and observance by the Company of all its covenants and agreements contained herein and the following conditions:

(a)                                  Prior to the Closing Date, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or shall be pending or, to the knowledge of the Company or the Selling Agent, shall be contemplated by the Commission.

(b)                                 The Prospectus containing the information concerning the public offering price and terms of the Shares and Warrants and price-related information shall have been transmitted to the Commission for filing pursuant to Rule 424(b) within the prescribed period.

(c)                                  Subsequent to the execution and delivery of this Agreement, there shall not have occurred any change, or any development involving a prospective change, in or affecting particularly the business, financial condition, properties or results of operations of the Company and its subsidiaries which, in the judgment of the Selling Agent, is material and adverse when taken as a whole and makes it impractical or inadvisable to proceed with the public offering or sale of the Shares and Warrants as contemplated hereby.

(d)                                 There shall have been furnished to the Selling on the Closing Date:

(i)                                     An opinion of Ropes & Gray, counsel for the Company, addressed to the Selling Agent and dated the Closing Date, to the effect that:

(1)                                  the Company is duly incorporated and has a valid existence and the authorization to transact business under the laws of the State of Washington with corporate power and authority to own its properties and conduct its business as described in the Prospectus;

(2)                                  Lumera is duly incorporated and has a valid existence and the authorization to transact business under the laws of the State of

Washington with corporate power and authority to own its properties and conduct its business as described in the Prospectus; and all of the issued shares of capital stock of Lumera held by the Company have been duly authorized and validly issued, and are fully paid and nonassessable;

(3)                                  the authorized capital stock of the Company and Lumera outstanding as of the date hereof is as set forth in the Prospectus;

(4)                                  the Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefore in accordance with the terms of the Securities Purchase Agreements, will be validly issued, fully paid and nonassessable.  The Warrant Shares have been duly authorized by the Company and, when issued by the Company upon exercise in accordance with the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable;

(5)                                  this Agreement, the Securities Purchase Agreements and the Warrants have been duly authorized, executed and delivered by the Company; and the Warrants constitute legal, valid and binding instruments of the Company enforceable in accordance with their terms, except as enforcement thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or court decisions in effect from time to time which affect the rights of creditors and further in that the enforceability thereof may be limited by the application of general principles of equity;

(6)                                  no authorizations or consents of, or filings with, any governmental or governmental regulatory entity are required to permit the Company to execute this Agreement, the Securities Purchase Agreements or the Warrants, or to issue and sell the Shares, Warrants or Warrant Shares (other than as have been obtained or made under the Securities Act, or are required under applicable state securities or “blue sky” laws, and other than with respect to the Warrant Shares, future filings required to be made under the Securities Act or the Exchange Act); and

(7)                                  the execution of this Agreement, the Securities Purchase Agreements and the Warrants by the Company do not, and the issuance and sale by the Company of the Shares, the Warrants and the Warrant Shares will not (i) violate the Articles of Incorporation or By-laws of the Company, (ii) breach or result in a default under any agreement or instrument listed as an Exhibit to the Registration Statement, including Exhibits to any Exchange Act document or report incorporated by reference therein, or  listed on Attachment A to the opinion; or (iii) violate any applicable law, rule or regulation of any federal governmental or governmental regulatory body having jurisdiction over the Company or Lumera, the Washington Business Corporation Act or any order, writ, injunction or decree specifically naming the Company or Lumera, except that such counsel need express no opinion as to state securities or blue sky laws or as to compliance with the antifraud provisions of federal and state securities laws.

In addition, such counsel shall confirm that the Registration Statement became effective on February 12, 2003.  Such counsel shall state that it does not know of the issuance of any stop order suspending the effectiveness of the Registration Statement by the Commission or of any proceeding for that purpose under the Securities Act.

Such counsel shall confirm that in the course of the preparation by the Company of the Prospectus, it has participated in discussions with representatives of the Selling Agent and those of the Company and its independent accountants, in which the business and affairs of the Company and the contents of the Registration Statement and the Prospectus were discussed.  On the basis of information that such counsel has gained in the course of its representation of the Company in connection with its preparation of the Prospectus and such counsel’s participation in the discussions referred to above, such counsel believes that the Registration Statement, as of its effective date, and the Prospectus, as of its date, complied as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the Commission thereunder and the documents incorporated by reference in the Prospectus when filed with the Commission complied as to form in all material respects with the requirements of the Exchange Act and the published rules and regulations of the Commission thereunder, and such counsel does not know of any legal or governmental proceeding to which the Company or Lumera is a party or to which any of its property is subject required to be described in the Prospectus which is not so described, nor of any contract or other document of a character required to be described in the Prospectus or to be filed as an exhibit to the Registration Statement which is not so described or filed.  Further, based on such information and participation, nothing that has come to such counsel’s attention has caused it to believe that as of the date of the Prospectus, the Registration Statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or that the Prospectus as of its date or as of the date hereof contained or contains any untrue statement of a material fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Such counsel need express no opinion, however, as to the financial statements, including the notes and schedules thereto, or any other financial data set forth or referred to in the Registration Statement or the Prospectus.

Such counsel may state that the limitations inherent in the independent verification of factual matters and the nature of the determinations involved in its review are such that it does not assume any responsibility for the accuracy, completeness or fairness of the statements made or the information contained in the Registration Statement or Prospectus except for those made under the captions “Description of Securities — Common Stock” and “Description of Securities – Warrants” in the Prospectus, which, as of the date of the Prospectus, accurately summarize in all material respects the provisions of the documents referred to therein.

(ii)                                  A certificate of the chief executive officer and the chief financial officer of the Company, dated the Closing Date,  to the effect that:

(1)                                  the representations and warranties of the Company set forth in Section 2 of this Agreement are true and correct as of the date of this Agreement and as of the Closing Date, and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date; and

(2)                                  the Commission has not issued an order preventing or suspending the use of the Registration Statement or the Prospectus; no stop order suspending the effectiveness of the Registration Statement has been issued; and to the best knowledge of the respective signers, no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act.

Such certificate shall also include certification by the chief technological officer of the Company that the representations and warranties of the Company set forth in Section 2(m) of this Agreement are true and correct as of the date of this Agreement and as of the Closing Date.

(iii)                               At the time Securities Purchase Agreements are executed and also on the Closing Date, there shall be delivered to the Selling Agent a letter addressed to the Selling Agent, from PricewaterhouseCoopers LLP, independent accountants, the first letter to be dated the date of the Securities Purchase Agreements and the second letter to be dated the Closing Date, each in the form heretofore approved by Katten Muchin Zavis Rosenman, counsel for the Selling Agent.

(iv)                              Such further certificates and documents as the Selling Agent may reasonably request.

All such opinions, certificates, letters and documents shall be in compliance with the provisions hereof only if they are satisfactory to the Selling Agent and to Katten Muchin Zavis Rosenman, counsel for the Selling Agent, which approval shall not be unreasonably withheld.

5.                                       Compensation.

In consideration of the Selling Agent’s execution of this Agreement and for the performance of its services hereunder, the Selling Agent shall receive from the Company, on the Closing Date in immediately available funds, a fee in an amount equal to (i) 6.0% of the aggregate public offering price of the Shares and Warrants issued and sold on the Closing Date up to and including an aggregate public offering price of $10,000,000 and (ii) 5.0% of the amount, if any, of the aggregate public offering price of the Shares and Warrants issued and sold on the Closing Date in excess of $10,000,000, except as otherwise provided in the Engagement Letter.

6.                                       Payment of Expenses.

Whether or not the transactions contemplated hereunder are consummated or this Agreement becomes effective as to all of its provisions or is terminated, the Company agrees to pay (i) all costs, fees and expenses incurred in connection with the performance of the Company’s obligations hereunder, including, without limiting the generality of the foregoing, all fees and expenses of legal counsel for the Company and of the Company’s independent accountants, all costs and expenses incurred in connection with the preparation, printing, filing and distribution of any preliminary prospectus and the Prospectus, this Agreement and the Securities Purchase Agreements and all fees for listing the Shares and Warrant Shares on the Nasdaq National Market and (ii) all fees and expenses of the Company’s transfer agent, printing of the certificates for the Shares and Warrant Shares, printing of the Warrants and all transfer taxes, if any, with respect to the sale and delivery of the Shares, Warrants and Warrant Shares.  The Company will reimburse the Selling Agent for reasonable out-of-pocket expenses reasonably incurred by it in connection with its engagement hereunder, up to a limit of $15,000.  Such expenses of the Selling Agent in excess of $15,000 will be reimbursed by the Company if and only if approved in advance by the Company.  In addition, the Company will reimburse the Selling Agent for 50% of the reasonable fees and expenses of the Selling Agent’s outside legal counsel.  Reimbursement hereunder will be payable promptly upon submission by the Selling Agent of statements to the Company documented with support.

7.                                       Indemnification.

(a)                                  The Company agrees to indemnify and hold harmless the Selling Agent and each person, if any, who controls the Selling Agent within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which such Selling Agent or such controlling person may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise (including in settlement of any litigation if such settlement is effected with the written consent of the Company), insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the prospectus set forth in the Registration Statement on the effective date or the Prospectus or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and will reimburse the Selling Agent and each such controlling person for any legal or other expenses reasonably incurred by the Selling Agent or such controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable under this Section 7(a) to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the prospectus set forth in the Registration Statement on the effective date or the Prospectus in reliance upon and in conformity with written information furnished to the Company by the Selling Agent specifically for use therein, it being understood and agreed that the only such information furnished by the Selling Agent consists of the information described in Section 7(b).  The foregoing indemnity agreement with respect to the Prospectus shall not inure to the benefit of the Selling Agent or any person controlling such Selling Agent to the extent a copy of the Prospectus (as then amended or supplemented), if the Company has previously furnished copies to the Selling Agent on a timely basis to permit proper delivery on or prior to the Closing Date, was not sent or given by or on behalf of such Selling Agent to a person who purchased the Shares and Warrants from the Company and is asserting any such losses, claims, damages, liabilities or actions, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the Shares to such person, and to the extent the Prospectus (as so amended or supplemented) would have cured the misstatement or omission giving rise to such losses, claims, damages or liabilities.  In addition to its other obligations under this Section 7(a), the Company agrees that, as an interim measure during the pendency of any claim, action, investigation, inquiry or other proceeding arising out of or based upon any statement or omission, or any alleged statement or omission, described in this Section 7(a), for which the Company has agreed to provide indemnification, it will reimburse the Selling Agent on a monthly basis for all reasonable legal and other expenses incurred in connection with investigating or defending any such claim, action, investigation, inquiry or other proceeding, notwithstanding the absence of a judicial determination as to the propriety and enforceability of the Company’s obligation to reimburse the Selling Agent for such expenses and the possibility that such payments might later be held to have been improper by a court of competent jurisdiction.  This indemnity agreement will be in addition to any liability which the Company may otherwise have.

(b)                                 The Selling Agent will indemnify and hold harmless the Company, each of its directors, each of its officers who signed the Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against any losses, claims, damages or liabilities to which the Company, or any such director, officer or controlling person may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Selling Agent), insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in the Registration Statement, the prospectus set forth in the Registration Statement on the effective date or the Prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, the prospectus set forth in the Registration Statement on the effective date or the Prospectus in reliance upon and in conformity with information furnished to the Company by the Selling Agent specifically for use in the preparation thereof, it being understood and agreed that the only such information furnished by the Selling Agent consists of the second sentence in the first paragraph and the last sentence in the fifth paragraph under the caption “Plan of Distribution” in the prospectus supplement relating to the Shares, Warrants and Warrant Shares that forms a part of the Prospectus; and will reimburse any legal or other expenses reasonably incurred by the Company, or any such director, officer or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action.  In addition to its other obligations under this Section 7(b), for which the Selling Agent has agreed to provide indemnification, the Selling Agent agrees that, as an interim measure during the pendency of any claim, action, investigation, inquiry or other proceeding arising out of or based upon any statement or omission, or any alleged statement or omission, described in this Section 7(b), it will reimburse the Company on a monthly basis for all reasonable legal and other expenses incurred in connection with investigating or defending any such claim, action, investigation, inquiry or other proceeding, notwithstanding the absence of a judicial determination as to the propriety and enforceability of the Selling Agent’s obligation to reimburse the Company for such expenses and the possibility that such payments might later be held to have been improper by a court of competent jurisdiction.  This indemnity agreement will be in addition to any liability which the Selling Agent may otherwise have.

(c)                                  Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party except to the extent that the indemnifying party was prejudiced by such failure to notify.  In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with all other indemnifying parties similarly notified, to assume the defense thereof, with counsel chosen by the indemnifying party and reasonably satisfactory to such indemnified party;

provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded there may be legal defenses available to it and/or other indemnified parties which are different or additional to those available to the indemnifying party or the indemnified and indemnifying parties have actual or potential conflicting interests which would make it inappropriate for the same counsel to represent both of them, the indemnified party or parties shall have the right to select separate counsel to assume such legal defense and otherwise to participate in the defense of such action on behalf of such indemnified party or parties.  Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed such counsel in connection with the assumption of legal defense in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel, approved by the Selling Agent in the case of paragraph (a) and approved by the Company in the case of paragraph (b), representing all indemnified parties), or (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability arising out of such proceeding.

(d)                                 If the indemnification provided for in this Section is unavailable to an indemnified party under paragraphs (a) or (b) hereof in respect of any losses, claims, damages or liabilities referred to therein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received indemnifying party or parties on the one hand and the indemnified party or parties on the other hand from the offering of the Shares and Warrants or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.  The respective relative benefits received by the Company and the Selling Agent shall be deemed to be in the same proportion in the case of the Company as the total price paid to the Company for the Shares and Warrants (net of the selling agent fee but before deducting expenses) and in the case of the Selling Agent as the selling agent fee received by it bears to the total of such amounts paid to the Company and received by the Selling Agent in each case as contemplated by the Prospectus.  The relative fault of the Company and the Selling Agent shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Company or by the Selling Agent and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The amount paid or payable by a party as a result of the losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.

(e)                                  The Company and the Selling Agent agree that it would not be just and equitable if contribution pursuant to this Section were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.  Notwithstanding the provisions of this Section, Selling Agent shall not be required to contribute any amount in excess of the amount by which the total price at which the Shares and Warrants were offered to the public pursuant hereto and the Securities Purchase Agreements exceeds the amount of any damages which Selling Agent has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(f)                                    The provisions of this Section shall survive any termination of this Agreement.

8.                                       Termination.

The Selling Agent’s engagement hereunder shall terminate on March 31, 2003 and may be terminated by either the Company or the Selling Agent at any time, with or without cause, upon written notice to the other party; provided, however, that no such termination will affect (a) the Selling Agent’s right to expense reimbursement under Section 6, the payment of any accrued and unpaid fees pursuant to Section 5 or the indemnification contemplated by Section 7 or (b) the post-termination rights and obligations of the parties set forth in the Engagement Letter.

9.                                       Notices.

For the purposes of giving notices in connection with this Agreement, notices may be given by personal delivery, facsimile or overnight courier, effective upon receipt, to the following addresses and facsimiles for each party:

To the Company:	Microvision, Inc.
19910 North Creek Parkway
Bothell, Washington 98011
Facsimile No.: (425) 415-6600
Attention: Chief Executive Officer
Attention: General Counsel

With a copy to	Ropes & Gray
One International Place
Boston, Massachusetts 02110-2624
Facsimile No.: (617) 951-7050
Attention: Joel F. Freedman

To the Selling Agent:	William Blair & Company, L.L.C.
222 West Adams Street
Chicago, Illinois 60606
Facsimile No.: (312) 368-9418
Attention: Legal Department

With a copy to:	Katten Muchin Zavis Rosenman
525 West Monroe Street
Suite 1600
Chicago, Illinois 60661
Facsimile No.: (312) 902-1061
Attention: Adam R. Klein

10.                                 Miscellaneous.

(a)                                  Entire Agreement; Modification.  This Agreement and the Engagement Letter constitute the entire understanding between the parties regarding the subject matter of this Agreement and supercede any prior or contemporaneous oral or written agreements between the parties with respect to the subject matter hereof, and may be altered or changed only by written agreement of the parties.  In consideration of the mutual covenants and agreements hereof, the Company and the Selling Agent hereby agree that the Engagement Letter shall no longer be deemed to incorporate the terms of the Indemnity Agreement dated January 30, 2003, which Indemnity Agreement is expressly superceded by this Agreement.  No statement, inducement, representation, warranty or covenant with respect to the subject matter hereof by either party hereto, or by any agent or representative of either party hereto, that is not contained in this Agreement or the Engagement Letter shall be valid or relied upon by, or be binding between, the parties.  To the extent any of the provisions herein conflict with the provisions in the Engagement Letter, the provisions herein shall govern.

(b)                                 Assignability.  Neither the Company nor the Selling Agent may assign its rights or obligations under this Agreement without the prior written approval of the other party.  This Agreement will be binding upon all permitted successors, assigns, or transferees of the parties.

(c)                                  Representations and Indemnities to Survive Delivery.  The respective indemnities, agreements, representations, warranties and other statements of the Company and its officers, set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Selling Agent or any of its partners, principals, members, officers or directors or any controlling persons, and will survive delivery of and payment for the Shares and Warrants sold hereunder.

(d)                                 Construction.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving affect to the principals of conflicts of laws.  The Company irrevocably submits to the jurisdiction of any state or federal court in the State of New York for the purpose of any litigation or proceeding arising out of this Agreement or the transactions contemplated hereby, which is brought by or against the Company.  Each of the Company and the Selling Agent (and, to the extent permitted by law, on behalf of each party’s equity holders and creditors) hereby knowingly, voluntarily and irrevocably waives any right it may have to a trial by jury in respect of any claim based upon, arising out of or in connection with this Agreement and the transactions contemplated hereby.

(e)                                  Counterparts.  This Agreement may be executed in one or more counterparts, and if so executed shall together constitute a single instrument.

(f)                                    Headings.  The headings and captions of this Agreement are inserted for convenience of reference only and shall not be deemed a part hereof or used in the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

MICROVISION, INC.

By:	/s/ Richard Rutkowski
Name:	Richard Rutkowski
Title:	Chief Executive Officer

WILLIAM BLAIR & COMPANY, L.L.C.

By:	/s/ James P. Hickey
Name:	James P. Hickey
Title:	Principal